EXHIBIT 99.1

Reliance, Inc. Reports Third Quarter 2024 Financial Results

— Net sales of $3.42 billion with tons sold up 7.1% from Q3 2023

— Gross profit margin of 29.4%

— EPS of $3.61, non-GAAP EPS of $3.64

— Cash flow from operations of $463.9 million

— Share repurchases of $432.0 million reduced outstanding shares by 3%; replenished existing share repurchase program to $1.5 billion

— Amended and restated $1.5 billion credit agreement for a new five-year term

— Completed acquisition of FerrouSouth toll processing assets on August 16, 2024

SCOTTSDALE, Ariz., Oct. 24, 2024 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) today reported its financial results for the third quarter ended September 30, 2024.

(in millions, except tons which are in thousands, average selling price per ton sold and per share amounts)

			Sequential Quarter	Nine Months Ended September 30,		Year- Over- Year		Year- Over- Year
	Q3 2024*	Q2 2024	% Change	2024	2023	% Change	Q3 2023	% Change
Income Statement Data:
Net sales	$3,420.3	$3,643.3	(6.1%)	$10,708.4	$11,468.6	(6.6%)	$3,623.0	(5.6%)
Gross profit[1]	$1,006.3	$1,086.0	(7.3%)	$3,220.5	$3,525.7	(8.7%)	$1,077.0	(6.6%)
Gross profit margin[1]	29.4%	29.8%	(0.4%)	30.1%	30.7%	(0.6%)	29.7%	(0.3%)
Non-GAAP gross profit margin[1,2]	29.4%	29.8%	(0.4%)	30.1%	30.7%	(0.6%)	29.7%	(0.3%)
LIFO income	$(50.0)	$(50.0)		$(150.0)	$(105.0)		$(45.0)
LIFO income as a % of net sales	(1.5% )	(1.4% )	(0.1%)	(1.4% )	(0.9% )	(0.5%)	(1.2% )	(0.3%)
LIFO income per diluted share, net of tax	$(0.68)	$(0.66)		$(1.98)	$(1.33)		$(0.57)
Non-GAAP pretax expense (income) adjustments²	$2.5	$(1.6)		$5.8	$(3.8)		$1.0
Pretax income	$260.5	$349.7	(25.5%)	$1,006.4	$1,407.4	(28.5%)	$388.0	(32.9%)
Non-GAAP pretax income[2]	$263.0	$348.1	(24.4%)	$1,012.2	$1,403.6	(27.9%)	$389.0	(32.4%)
Pretax income margin	7.6%	9.6%	(2.0%)	9.4%	12.3%	(2.9%)	10.7%	(3.1%)
Net income attributable to Reliance	$199.2	$267.8	(25.6%)	$769.9	$1,063.2	(27.6%)	$295.0	(32.5%)
Diluted EPS	$3.61	$4.67	(22.7%)	$13.55	$17.92	(24.4%)	$4.99	(27.7%)
Non-GAAP diluted EPS[2]	$3.64	$4.65	(21.7%)	$13.63	$17.87	(23.7%)	$5.00	(27.2%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$463.9	$366.3	26.6%	$956.5	$1,145.7	(16.5%)	$466.0	(0.5%)
Free cash flow[3]	$351.1	$268.1	31.0%	$636.8	$787.1	(19.1%)	$340.5	3.1%
Net debt-to-total capital[4]	11.5%	9.4%		11.5%	2.1%		2.1%
Net debt-to-EBITDA[2,5]	0.6x	0.5x		0.6x	0.1x		0.1x
Total debt-to-EBITDA[2,5]	0.8x	0.7x		0.8x	0.5x		0.5x

Capital Allocation Data:
Acquisitions, net	$20.2	$292.8		$366.7	$24.1		$—
Capital expenditures	$112.8	$98.2		$319.7	$358.6		$125.5
Dividends	$60.6	$62.6		$188.5	$179.3		$58.7
Share repurchases	$432.0	$519.3		$951.3	$239.2		$126.4

Key Business Metrics:
Tons sold	1,521.4	1,553.5	(2.1%)	4,568.9	4,425.0	3.3%	1,420.8	7.1%
Tons sold (same-store)	1,465.2	1,489.6	(1.6%)	4,431.2	4,412.6	0.4%	1,413.6	3.7%
Average selling price per ton sold	$2,246	$2,348	(4.3%)	$2,345	$2,602	(9.9%)	$2,552	(12.0%)
Average selling price per ton sold (same-store)	$2,266	$2,376	(4.6%)	$2,365	$2,604	(9.2%)	$2,557	(11.4%)

* Q3 2024 includes one more shipping day compared to the same 2023 period.
Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Our businesses continued to execute well through challenging market conditions in the third quarter, once again outperforming the industry in shipments while maintaining a gross profit margin within our sustainable range, which we refer to as smart, profitable growth,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Although metals pricing declined more than anticipated, the inherent resilience of our business model servicing diverse end markets with expansive value-added processing capabilities and quick-turn orders, as well as increased volume, helped mitigate the impact of lower pricing levels to our gross profit margin and supported non-GAAP earnings per diluted share of $3.64, in-line with our guidance.”

Mrs. Lewis continued, “In the third quarter, we generated $463.9 million of cash flow from operations, underpinned by strong profitability and our effective working capital management through cyclical markets. Our consistently strong cash flow continues to fuel execution of all key pillars of our capital allocation strategy. We invested $112.8 million in capital expenditures, the majority of which was directed towards growth activities, and closed our fourth acquisition of 2024. We repurchased $432.0 million of our common stock, reducing our outstanding shares by nearly 3% during the quarter, as we opportunistically repurchased our shares amid the broader pullback in equity prices across the metals space. In addition, we paid $60.6 million in dividends, highlighting our commitment to our valued stockholders. While near-term uncertainty is contributing to headwinds in demand and pricing, our resilient business model and positive long-range view support our confidence in our ability to continue executing our strategic growth and stockholder return priorities.”

End Market Commentary
Reliance provides a diverse range of metal products and value-added processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the third quarter of 2024 increased 7.1% compared to the prior year quarter, above management’s expectations of up 4.5% to 6.5%. On a same-store basis, the Company’s tons sold increased 3.7% compared to the prior year quarter and decreased 1.6% compared to the second quarter of 2024, reflecting somewhat better than normal seasonal trends due to its strategic growth efforts.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved compared to the third quarter of 2023. Reliance continues to service new construction projects in diverse sectors, including public infrastructure, manufacturing, data centers and energy infrastructure. The Company expects non-residential construction demand to remain relatively stable in the fourth quarter, subject to normal seasonality.

Demand across the broader manufacturing sectors Reliance serves strengthened compared to the third quarter of 2023 primarily due to relative strength in industrial machinery, military, shipbuilding, and rail. Weaker demand in consumer products and heavy equipment partially offset the stronger demand seen in other manufacturing sectors. Reliance anticipates that demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the fourth quarter of 2024.

Demand in commercial aerospace remained stable compared to the third quarter of 2023. Reliance anticipates fairly consistent demand in the fourth quarter of 2024, subject to the impact on build rates, supply chain disruption and pricing attributable to the ongoing Boeing labor stoppage. Strong demand in the military and space related portions of Reliance’s aerospace business is expected to continue in the fourth quarter of 2024.

Demand for the toll processing services Reliance provides to the automotive market increased compared to the third quarter of 2023. The Company expects demand for automotive toll processing to remain stable in the fourth quarter of 2024, subject to normal seasonality.

Demand in the semiconductor market declined compared to the third quarter of 2023. The Company anticipates demand will remain under pressure in the fourth quarter of 2024 due to excess inventory in the supply chain. Reliance’s long-term outlook for the semiconductor market remains positive.

Balance Sheet & Cash Flow
As previously announced on September 10, 2024, Reliance amended and restated its existing $1.5 billion unsecured revolving credit agreement for a new five-year term.

Reliance is positioned to continue operating from a position of financial strength and to continue executing its flexible and opportunistic capital allocation strategy which is focused on both growth and stockholder returns. During the third quarter, Reliance invested $112.8 million in capital expenditures, $23 million for an acquisition, and returned $492.6 million to its stockholders through dividends and opportunistic share repurchases.

At September 30, 2024, Reliance had cash and cash equivalents of $314.6 million and total outstanding debt of $1.28 billion, with $125.0 million outstanding and approximately $1.37 billion available for borrowing under its amended and restated $1.5 billion unsecured revolving credit facility.

Reliance generated cash flow from operations of $463.9 million in the third quarter of 2024.

Stockholder Return Activity
On October 22, 2024, the Company’s Board of Directors declared a quarterly cash dividend of $1.10 per share of common stock, payable on December 6, 2024 to stockholders of record as of November 22, 2024. Reliance has paid regular quarterly cash dividends for 65 consecutive years without reduction or suspension.

In the third quarter of 2024, Reliance repurchased approximately 1.5 million shares of its common stock at an average cost of $281.37 per share, for a total of $432.0 million. On October 22, 2024, the Board of Directors approved an amendment of Reliance’s share repurchase plan, replenishing the repurchase authorization to $1.5 billion without a set expiration date. From 2019 through September 30, 2024, Reliance has repurchased approximately 15.1 million shares of its common stock at an average cost of $183.37 per share for a total of $2.77 billion.

Acquisition
Effective August 16, 2024, with cash on hand, Reliance completed its acquisition of certain toll processing assets of the FerrouSouth division of Ferragon Corporation (“FerrouSouth”), a premier toll processing operation headquartered in Iuka, Mississippi. Net sales for the FerrouSouth toll processing operations for the year ended December 31, 2023 were approximately $15 million.

Business Outlook
Given the significant uncertainty currently surrounding economic policy in the U.S., Reliance anticipates underlying demand will weaken temporarily across the majority of the end markets it serves in the fourth quarter of 2024, recovering as we move into 2025. Due to normal seasonal trends and heightened macroeconomic and political uncertainty, the Company estimates its tons sold will be down 6.0% to 8.0% in the fourth quarter of 2024 compared to the third quarter of 2024 and up 4.0% to 6.0% from the fourth quarter of 2023 with 0.5% to 2.5% attributable to same store growth. Reliance expects its average selling price per ton sold for the fourth quarter of 2024 to be down 1.5% to 3.5% compared to the third quarter of 2024 with continued pricing pressure across carbon steel products. Reliance anticipates its FIFO gross profit margin to stabilize in the fourth quarter of 2024, reflecting better alignment of replacement costs and inventory costs on hand. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $2.65 to $2.85 for the fourth quarter of 2024.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s third quarter 2024 financial results and business outlook will be held on Thursday, October 24, 2024 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13749249. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.reliance.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on November 7, 2024, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13749249. The webcast will remain posted on the Investors section of Reliance’s website at reliance.com for 90 days.

About Reliance, Inc.
Founded in 1939, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of more than 320 locations in 41 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2023, Reliance’s average order size was $3,210, approximately 51% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance, Inc.’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, changes in domestic and worldwide political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers, metals pricing, and demand for the Company’s products and services. Deteriorations in economic conditions as a result of inflation, economic recession, slowing growth, outbreaks of infectious disease, conflicts such as the war in Ukraine and the evolving events in Israel and Gaza or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, outbreaks of infectious disease or the war in Ukraine and the Israel-Gaza conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Third Quarter 2024 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q3 2024	Q2 2024	Sequential Quarter Change	Q3 2023	Year- Over-Year Change	Sequential Quarter Change	Year- Over-Year Change
Carbon steel	1,246.9	1,274.3	(2.2%)	1,150.6	8.4%	(6.4%)	(14.2%)
Aluminum	80.2	81.3	(1.4%)	78.2	2.6%	(0.4%)	(5.0%)
Stainless steel	73.2	73.6	(0.5%)	69.9	4.7%	(0.9%)	(11.9%)
Alloy	30.2	32.5	(7.1%)	31.2	(3.2%)	0.5%	(7.7%)

	Sales ($'s in millions; % change)
	Q3 2024	Q2 2024	Sequential Quarter Change	Q3 2023	Year- Over-Year Change
Carbon steel	$1,856.2	$2,025.7	(8.4%)	$1,996.9	(7.0%)
Aluminum	$576.3	$587.8	(2.0%)	$592.6	(2.8%)
Stainless steel	$513.9	$521.8	(1.5%)	$557.5	(7.8%)
Alloy	$155.9	$166.8	(6.5%)	$174.4	(10.6%)

Year-to-Date (9 Months) 2024 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2024	2023	Year- Over-Year Change	Year- Over-Year Change
Carbon steel	3,736.0	3,588.3	4.1%	(9.6%)
Aluminum	243.3	247.4	(1.7%)	(5.9%)
Stainless steel	222.3	218.4	1.8%	(13.8%)
Alloy	95.7	102.0	(6.2%)	(4.6%)

	Sales ($'s in millions; % change)
	2024	2023	Year- Over-Year Change
Carbon steel	$5,894.8	$6,266.6	(5.9%)
Aluminum	$1,760.2	$1,902.5	(7.5%)
Stainless steel	$1,595.6	$1,818.8	(12.3%)
Alloy	$494.6	$552.6	(10.5%)

	Sales by Product ($'s as a % of total sales)
				Nine Months Ended
				September 30,
	Q3 2024	Q2 2024	Q3 2023	2024	2023
Carbon steel plate	12%	12%	12%	12%	12%
Carbon steel structurals	12%	11%	11%	11%	11%
Carbon steel tubing	9%	10%	10%	10%	10%
Hot-rolled steel sheet & coil	8%	9%	9%	8%	9%
Carbon steel bar	5%	5%	5%	5%	5%
Galvanized steel sheet & coil	5%	5%	4%	5%	4%
Cold-rolled steel sheet & coil	2%	2%	2%	2%	2%
Carbon steel	53%	54%	53%	53%	53%

Aluminum bar & tube	5%	5%	5%	5%	5%
Heat-treated aluminum plate	5%	5%	5%	5%	5%
Common alloy aluminum sheet & coil	4%	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	16%	16%	16%	16%	16%

Stainless steel bar & tube	7%	7%	7%	7%	7%
Stainless steel sheet & coil	5%	5%	6%	5%	6%
Stainless steel plate	3%	2%	2%	2%	2%
Stainless steel	15%	14%	15%	14%	15%

Alloy bar & rod	3%	3%	4%	4%	4%
Alloy tube	1%	1%	1%	1%	1%
Alloy	4%	4%	5%	5%	5%

Miscellaneous	6%	6%	5%	6%	5%
Toll processing & logistics	4%	4%	4%	4%	4%
Copper & brass	2%	2%	2%	2%	2%
Other	12%	12%	11%	12%	11%

Total	100%	100%	100%	100%	100%

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Net sales	$3,420.3	$3,623.0	$10,708.4	$11,468.6

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,414.0	2,546.0	7,487.9	7,942.9
Warehouse, delivery, selling, general and administrative (“SG&A”)	665.0	626.9	2,004.2	1,928.8
Depreciation and amortization	67.9	60.6	198.1	182.5
	3,146.9	3,233.5	9,690.2	10,054.2

Operating income	273.4	389.5	1,018.2	1,414.4

Other (income) expense:
Interest expense	10.9	9.7	30.3	30.3
Other expense (income), net	2.0	(8.2)	(18.5)	(23.3)
Income before income taxes	260.5	388.0	1,006.4	1,407.4
Income tax provision	60.6	92.0	234.4	340.7
Net income	199.9	296.0	772.0	1,066.7
Less: net income attributable to noncontrolling interests	0.7	1.0	2.1	3.5
Net income attributable to Reliance	$199.2	$295.0	$769.9	$1,063.2

Earnings per share attributable to Reliance stockholders:
Basic	$3.64	$5.05	$13.68	$18.13
Diluted	$3.61	$4.99	$13.55	$17.92

Shares used in computing earnings per share:
Basic	54,691	58,427	56,297	58,648
Diluted	55,182	59,124	56,813	59,333

Cash dividends per share	$1.10	$1.00	$3.30	$3.00

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	September 30,	December 31,
	2024	2023*
ASSETS
Current assets:
Cash and cash equivalents	$314.6	$1,080.2
Accounts receivable, less allowance for credit losses of $26.6 at September 30, 2024 and $24.9 at December 31, 2023	1,566.7	1,472.4
Inventories	2,205.8	2,043.2
Prepaid expenses and other current assets	123.5	140.4
Income taxes receivable	1.9	35.6
Total current assets	4,212.5	4,771.8
Property, plant and equipment:
Land	294.3	281.7
Buildings	1,648.1	1,510.9
Machinery and equipment	2,902.1	2,700.4
Accumulated depreciation	(2,341.5)	(2,244.6)
Property, plant and equipment, net	2,503.0	2,248.4
Operating lease right-of-use assets	271.0	231.6
Goodwill	2,170.9	2,111.1
Intangible assets, net	1,031.5	981.1
Cash surrender value of life insurance policies, net	29.8	43.8
Other long-term assets	82.1	92.5
Total assets	$10,300.8	$10,480.3

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$440.9	$410.3
Accrued expenses	132.8	118.5
Accrued compensation and retirement benefits	194.1	213.9
Accrued insurance costs	45.1	44.4
Current maturities of long-term debt	399.5	0.3
Current maturities of operating lease liabilities	60.1	56.2
Total current liabilities	1,272.5	843.6
Long-term debt	867.8	1,141.9
Operating lease liabilities	210.8	178.9
Long-term retirement benefits	29.1	25.1
Other long-term liabilities	57.6	64.0
Deferred income taxes	501.8	494.0
Total liabilities	2,939.6	2,747.5
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized Issued and outstanding shares—54,119 at September 30, 2024 and 57,271 at December 31, 2023	0.1	0.1
Retained earnings	7,433.5	7,798.9
Accumulated other comprehensive loss	(83.1)	(76.7)
Total Reliance stockholders’ equity	7,350.5	7,722.3
Noncontrolling interests	10.7	10.5
Total equity	7,361.2	7,732.8
Total liabilities and equity	$10,300.8	$10,480.3

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Nine Months Ended
	September 30,
	2024	2023
Operating activities:
Net income	$772.0	$1,066.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	198.1	182.5
Stock-based compensation expense	43.0	48.4
Other	5.0	7.5
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(51.9)	(102.0)
Inventories	(52.3)	(113.5)
Prepaid expenses and other assets	105.7	91.1
Accounts payable and other liabilities	(63.1)	(35.0)
Net cash provided by operating activities	956.5	1,145.7

Investing activities:
Acquisitions, net of cash acquired	(366.7)	(24.1)
Purchases of property, plant and equipment	(319.7)	(358.6)
Other	13.0	14.9
Net cash used in investing activities	(673.4)	(367.8)

Financing activities:
Net short-term debt repayments	—	(2.2)
Proceeds from long-term debt borrowings	663.0	—
Principal payments on long-term debt	(538.0)	(505.7)
Cash dividends and dividend equivalents	(188.5)	(179.3)
Share repurchases	(951.3)	(239.2)
Taxes paid related to net share settlement of restricted stock units	(29.6)	(41.3)
Other	(4.3)	(3.0)
Net cash used in financing activities	(1,048.7)	(970.7)
Effect of exchange rate changes on cash and cash equivalents	—	(3.7)
Decrease in cash and cash equivalents	(765.6)	(196.5)
Cash and cash equivalents at beginning of year	1,080.2	1,173.4
Cash and cash equivalents at end of the period	$314.6	$976.9

Supplemental cash flow information:
Interest paid during the period	$27.7	$32.5
Income taxes paid during the period, net	$197.1	$305.2

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2024	2024	2023	2024	2024	2023
Net income attributable to Reliance	$199.2	$267.8	$295.0	$3.61	$4.67	$4.99
Restructuring charges	2.1	0.4	1.0	0.03	0.01	0.02
Non-recurring income of acquisitions	(1.6)	(2.0)	—	(0.03)	(0.03)	—
Non-recurring settlement charges	0.5	—	—	0.01	—	—
Debt restructuring charge	1.5	—	—	0.03	—	—
Income tax (benefit) expense related to above items	(0.6)	0.4	(0.3)	(0.01)	—	(0.01)
Non-GAAP net income attributable to Reliance	$201.1	$266.6	$295.7	$3.64	$4.65	$5.00

		Net Income		Diluted EPS
		Nine Months Ended		Nine Months Ended
		September 30,	September 30,	September 30,	September 30,
		2024	2023	2024	2023
Net income attributable to Reliance		$769.9	$1,063.2	$13.55	$17.92
Restructuring charges		2.8	1.0	0.04	0.02
Non-recurring income of acquisitions		(3.6)	—	(0.06)	—
Non-recurring settlement charges		5.1	—	0.09	—
Debt restructuring charge		1.5	—	0.03	—
Gains related to sales of non-core assets		—	(4.8)	—	(0.08)
Income tax (benefit) expense related to above items		(1.4)	0.9	(0.02)	0.01
Non-GAAP net income attributable to Reliance		$774.3	$1,060.3	$13.63	$17.87

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Pretax income	$260.5	$349.7	$388.0	$1,006.4	$1,407.4
Restructuring charges	2.1	0.4	1.0	2.8	1.0
Non-recurring income of acquisitions	(1.6)	(2.0)	—	(3.6)	—
Non-recurring settlement charges	0.5	—	—	5.1	—
Debt restructuring charge	1.5	—	—	1.5	—
Gains related to sales of non-core assets	—	—	—	—	(4.8)
Non-GAAP pretax income	$263.0	$348.1	$389.0	$1,012.2	$1,403.6

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
Gross profit - LIFO	$1,006.3	$1,086.0	$1,077.0	$3,220.5	$3,525.7
Amortization of inventory step-down	(1.6)	(2.0)	—	(3.6)	—
Restructuring charges	1.7	—	—	1.7	—
Non-GAAP gross profit	1,006.4	1,084.0	1,077.0	3,218.6	3,525.7
LIFO income	(50.0)	(50.0)	(45.0)	(150.0)	(105.0)
Non-GAAP gross profit - FIFO	$956.4	$1,034.0	$1,032.0	$3,068.6	$3,420.7

Gross profit margin - LIFO	29.4%	29.8%	29.7%	30.1%	30.7%
Amortization of inventory step-down as a % of sales	—	—	—	—	—
Restructuring charges as a % of sales	—	—	—	—	—
Non-GAAP gross profit margin	29.4%	29.8%	29.7%	30.1%	30.7%
LIFO income as a % of sales	(1.5%)	(1.4%)	(1.2%)	(1.4%)	(0.9%)
Non-GAAP gross profit margin - FIFO	27.9%	28.4%	28.5%	28.7%	29.8%

	September 30,	June 30,	September 30,
	2024	2024	2023
Total debt	$1,276.4	$1,151.4	$1,151.7
Less: unamortized debt discount and debt issuance costs	(9.1)	(7.8)	(9.8)
Carrying amount of debt	1,267.3	1,143.6	1,141.9
Less: cash and cash equivalents	(314.6)	(350.8)	(976.9)
Net debt	$952.7	$792.8	$165.0

	Twelve Months Ended
	September 30,	June 30,	September 30,
	2024	2024	2023
Net income	$1,045.4	$1,141.5	$1,418.0
Depreciation and amortization	261.0	253.7	243.9
Interest expense	40.1	38.9	45.8
Income taxes	294.3	325.7	436.0
EBITDA	$1,640.8	$1,759.8	$2,143.7

Net debt-to-EBITDA	0.6x	0.5x	0.1x
Total debt-to-EBITDA	0.8x	0.7x	0.5x

Reliance, Inc.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include restructuring charges, non-recurring income of its acquisitions, non-recurring settlement charges, non-recurring expenses related to the amendment of its credit agreement, and gains on sales of non-core property, plant, and equipment, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance, Inc.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance, Inc. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.